EXHIBIT 99.1

Team, Inc. Reports Record Fiscal Year 2015

  Adjusted earnings of $2.00 per diluted share (excluding non-routine charges); up 35% over prior year
  Revenues of $842 million, up 12% over prior year
  Adjusted EBITDA of $99 million, up 28% over prior year

SUGAR LAND, Texas, Aug. 4, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced record financial results for the fiscal year ending May 31, 2015. Team reported a 35% increase in adjusted earnings to $43.3 million ($2.00 per diluted share) versus adjusted earnings of $31.5 million ($1.48 per diluted share) for the prior year. Revenues for the year ended May 31, 2015 increased by 12% to $842.0 million compared to revenues of $749.5 million for the prior year. (Adjusted earnings in the current year exclude non-routine charges not indicative of Team's ongoing operating activities of $3.2 million (net of tax), or $0.15 per diluted share, as detailed in the accompanying schedule. Adjusted earnings in the prior year exclude non-routine charges of $1.7 million (net of tax), or $0.08 per diluted share, as detailed in the accompanying schedule.)

Fourth quarter 2015 revenues increased 13% to $238.7 million compared to revenues of $211.5 million for the prior year quarter. Fourth quarter adjusted earnings were $16.3 million ($0.77 per diluted share) versus adjusted earnings of $13.3 million ($0.63 per diluted share) for the prior year quarter. (Adjusted earnings in the current quarter exclude non-routine charges of $1.0 million (net of tax), or $0.05 per diluted share, as detailed in the accompanying schedule. Adjusted earnings in the prior year quarter exclude non-routine charges of $1.4 million (net of tax), or $0.07 per diluted share, as detailed in the accompanying schedule.)

"We are very delighted with our record operating performance in fiscal 2015 and I appreciate the collective efforts of our global organization in achieving this milestone," said Ted Owen, Team's President and Chief Executive Officer."Looking forward, we are optimistic and encouraged about the opportunities to continue our organic revenue and earnings growth in fiscal 2016 and, when coupled with the recent acquisition of the Qualspec Group, believe fiscal 2016 will be another record year for Team."

Highlights

  Fourth Quarter revenues of $238.7 million and adjusted earnings of $0.77 per diluted share.
  Revenue growth of 13% in the current quarter over the prior year quarter - IHT Group increased 12%, Mechanical Services Group increased 11%, and Quest Integrity increased 26%.
  Adjusted earnings before interest and taxes ("Adjusted EBIT") of $26.6 million (11% of revenues) in the quarter, up 30% as compared to the prior year quarter.
  Adjusted EBITDA (Adjusted EBIT plus depreciation, amortization and non-cash compensation expenses) of $33.6 million (14% of revenues) in the quarter, up 25% as compared to the prior year quarter.
  Completed the previously announced acquisition of the Qualspec Group in July 2015 - adding $180 million to revenue base and 1,000 new Team colleagues.
  Increased existing credit agreement to $500 million to support acquisition of Qualspec Group.

GAAP Earnings

Team's net income available to shareholders reported in accordance with generally accepted accounting principles (including non-routine items) was $15.4 million ($0.72 per diluted share) for the current quarter as compared to net income of $11.9 million ($0.56 per diluted share) in the prior year quarter; and net income was $40.1 million ($1.85 per diluted share) for the current fiscal year as compared to net income of $29.9 million ($1.40 per diluted share) in the prior fiscal year. Certain non-routine items that are not indicative of Team's ongoing operating activities have been excluded when arriving at adjusted earnings. A reconciliation of net income, reported in accordance with generally accepted accounting principles, to adjusted net income is contained in the accompanying tables.

FY2016 Business Outlook

As a result of the recent acquisition of Qualspec Group (Qualspec) we are unable to provide a specific budget target for fiscal year 2016 earnings per share due to pending purchase accounting valuations that will have an impact on our annual depreciation and amortization expense targets. At this time, we expect our consolidated budgeted revenues and EBITDA to be approximately $1.1 billion and $135 million, respectively. These estimates include approximately 11 months of Qualspec operating activity, and exclude non-routine implementation expenses related to the ERP project during the course of the year.

We expect to finalize our fiscal 2016 adjusted EPS target during the first quarter of the year and will announce that budget target in connection with our first quarter earnings call in early October 2015.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, August 5, 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 866-318-8613 and use conference code 14092133 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across its 150 branch locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 238,718	$ 211,487	$ 842,047	$ 749,527
Operating expenses	162,606	145,079	584,054	527,611
Gross margin	76,112	66,408	257,993	221,916

Selling, general and administrative expenses	51,072	45,973	189,528	171,455
Earnings from unconsolidated affiliates	--	--	--	822
Gain from revaluation of contingent consideration	--	--	--	2,138
Operating income	25,040	20,435	68,465	53,421

Foreign currency loss	20	1,787	1,509	4,185
Loss on investment in Venezuela	--	--	1,177	--
Interest expense, net	703	772	2,489	2,851
Earnings before income taxes	24,317	17,876	63,290	46,385

Provision for income taxes	8,762	5,830	22,793	16,236
Net income	15,555	12,046	40,497	30,149

Less: Income attributable to non-controlling interest	186	116	427	294
Net income available to common shareholders	$ 15,369	$ 11,930	$ 40,070	$ 29,855

Earnings per common share:
Basic	$ 0.76	$ 0.58	$ 1.95	$ 1.46
Diluted	$ 0.72	$ 0.56	$ 1.85	$ 1.40

Weighted average number of shares outstanding:
Basic	20,296	20,462	20,500	20,439
Diluted	21,344	21,265	21,651	21,285

TEAM, INC. AND SUBSIDIARIES
ADDITIONAL FINANCIAL INFORMATION
(in thousands, except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted Net income:
Net income available to common shareholders	$ 15,369	$ 11,930	$ 40,070	$ 29,855
Non-routine Venezuela currency devaluation	--	2,104	--	3,962
Non-routine revaluation contingent consideration	--	--	--	(2,138)
Non-routine acquisition costs	486	--	650	--
Non-routine legal fees	428	--	1,524	--
Non-routine fixed asset write-down	--	--	383	--
Non-routine loss on investment in Venezuela	--	--	1,177	--
Non-routine foreign currency loss	--	--	673	--
Non-routine severance costs	--	--	--	742
Non-routine ERP costs	609	--	609	--
Tax impact of adjustments	(549)	(725)	(1,806)	(898)
Adjusted Net income	$ 16,343	$ 13,309	$ 43,280	$ 31,523

Adjusted Net income per common share:
Basic	$ 0.81	$ 0.65	$ 2.11	$ 1.54
Diluted	$ 0.77	$ 0.63	$ 2.00	$ 1.48

Adjusted EBITDA:
Operating income ("EBIT")	$ 25,040	$ 20,435	$ 68,465	$ 53,421
Non-routine revaluation contingent consideration (IHT)	--	--	--	(2,138)
Non-routine acquisition costs (Corporate)	486	--	486	--
Non-routine fixed asset write-down (MS)	--	--	383	--
Non-routine acquisition costs (MS)	--	--	164	--
Non-routine legal fees (Quest)	428	--	1,524	--
Non-routine ERP costs (Corporate)	609	--	609	--
Non-routine severance costs (Corporate)	--	--	--	742
Adjusted EBIT	26,563	20,435	71,631	52,025
Depreciation and amortization	5,935	5,492	22,787	21,468
Non-cash share-based compensation costs	1,147	1,034	4,838	4,239
Adjusted EBITDA	$ 33,645	$ 26,961	$ 99,256	$ 77,732

Segment Data:
Revenues:
IHT	$ 132,075	$ 117,850	$ 467,099	$ 408,259
MS	83,390	75,126	300,456	275,322
Quest	23,253	18,511	74,492	65,946
	$ 238,718	$ 211,487	$ 842,047	$ 749,527

Adjusted EBIT:
IHT	$ 18,376	$ 16,121	$ 60,198	$ 45,649
MS	9,843	9,057	29,260	26,177
Quest	6,407	3,274	14,720	9,260
Corporate and shared support	(8,063)	(8,017)	(32,547)	(29,061)
	$ 26,563	$ 20,435	$ 71,631	$ 52,025

Adjusted EBITDA:
IHT	$ 20,582	$ 18,127	$ 68,611	$ 53,602
MS	11,828	10,874	36,843	33,385
Quest	7,857	4,716	20,424	14,735
Corporate and shared support	(6,622)	(6,756)	(26,622)	(23,990)
	$ 33,645	$ 26,961	$ 99,256	$ 77,732
TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
MAY 31, 2015 AND MAY 31, 2014
(in thousands)

	May 31, 2015	May 31, 2014
	(unaudited)

Current assets	$ 288,696	$ 248,814

Property, plant and equipment, net	97,926	89,961

Other non-current assets	137,211	146,166

Total assets	$ 523,833	$ 484,941

Current liabilities	$ 91,224	$ 75,143

Long term debt net of current maturities	78,484	73,721

Other non-current liabilities	18,750	19,032

Stockholders' equity	335,375	317,045

Total liabilities and stockholders' equity	$ 523,833	$ 484,941

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
MAY 31, 2015 AND MAY 31, 2014
(in thousands)

	Twelve Months Ended May 31,
	2015	2014
	(unaudited)	(unaudited)
Net income	$ 40,497	$ 30,149

Depreciation, amortization and non-cash share-based compensation expense	27,625	25,707

Loss on investment in Venezuela	1,177	--

Gain on contingent consideration revaluation	--	(2,138)

Working capital changes	(27,448)	(3,481)

Other items affecting operating cash flow	1,620	2,624

Net cash provided by operating activities	$ 43,471	$ 52,861

Capital expenditures	(28,769)	(33,016)

Cash used for business acquisitions, net	(3,075)	(10,175)

Other items affecting investing cash flow	63	2,582

Net cash used in investing activities	($31,781)	($40,609)

Borrowings of debt, net	8,000	--

Deferred consideration payments	(1,000)	(1,000)

Contingent consideration payments	(1,000)	--

Purchases of treasury stock	(21,138)	(13,334)

Cash associated with share-based payment arrangements, net	5,063	4,691

Net cash used in financing activities	($10,075)	($9,643)

Effect of exchange rate changes	(3,060)	(2,154)

Change in cash and cash equivalents	$ (1,445)	$ 455
CONTACT: Greg L. Boane (281) 388-5541